Exhibit 10.59

Promissory Note

$400,000.00	January 2, 2019
Peoria, Arizona

For value received, the undersigned EVO Transportation and Energy Services Inc. (“Maker”) hereby promises to pay to the order of Sheehy Enterprises Inc. (“Holder”) or their designee at 127 Central Avenue, Waterloo, WI 53594 or such place as the Holder may designate to Maker in writing from time to time in lawful U.S. currency the principal sum of Four Hundred Thousand Dollars and 00/100 ($400,000.00), together with accrued interest from the above date at a rate equivalent to five point six five percent (5.65%) per annum (the “Note”).

Note shall be paid in full together will all accrued interest within sixty (60) days of the date shown above. Notwithstanding the foregoing Note shall automatically renew a maximum of four (4) times for thirty (30) days each time so long as neither Maker or Holder are in default on the Note. (the “Renewals”) .

If, after all Renewals have been exhausted, if Maker has not paid the Note in full Note shall increase in value to Four Hundred Fifty Thousand Dollars ($450,000.00) and shall convert to shares in EVO Transportation and Energy Services Inc. at $2.50 per share.

This Note may not be changed orally but only by an agreement in writing signed by both parties.

MAKER:
EVO Transportation & Energy Services, Inc.

/s/ John Yeros
By: John Yeros
Its: CEO

HOLDER:
Sheehy Enterprises, Inc.

/s/ John Sheehy
By: John Sheehy
Its: CEO